EXHIBIT 10.12

CONDITIONAL LOAN COMMITMENT

November 2, 2001

Great Plains Ethanol, LLC

c/o Larry Ward

Broin and Associates

2209 East 57th Street North

Sioux Falls, SD 57104

Re:          Great Plains Ethanol Project, Chancellor, South Dakota

Ladies and Gentlemen:

AgCountry Farm Credit Services (the “Lender”) is pleased to extend to Great Plains Ethanol, LLC, a South Dakota limited liability company (the “Borrower”) its conditional commitment to make a first mortgage loan (the “Loan”) for the purpose of acquiring, constructing, owning, and operating a 40 million gallon ethanol plant near Chancellor, South Dakota (the “Project”). The terms and conditions of the Loan shall be set forth in the Loan Agreement and accompanying Loan Documents to be prepared by our legal counsel and to be satisfactory in form and substance to the Lender.

The Loan Documents shall include, among other provisions, the following terms and conditions:

I.              GENERAL TERMS AND CONDITIONS

A.	Borrower - Great Plains Ethanol, LLC, a South Dakota limited liability company.

B.

Loan Facilities - The Loan shall be comprised of a $32,500,000 non-revolving construction loan (the “Construction Facility”) available from Closing until October 1, 2003 (the “Construction Period”). If the Borrower is not in default under the Loan on October 1, 2003, the amount outstanding under the Loan at such time will convert to a term loan with a ten year maturity (the “Term Facility”). Six million dollars of the Term Facility may be converted to a revolving term facility with a maturity of October 1, 2013, with monthly payments of interest, with interest rate options as set forth below in Sections I.D.(1)(a) and (b), requiring a $600,000 principal payment annually resulting in declining availability on the revolving term facility of $600,000 annually, and requiring payment of an unused commitment fee payable quarterly in arrears in the amount of one-half percent (1/2%) per annum of the average amount of the revolving term facility (as such revolving term facility is reduced annually) which is not outstanding during such quarter. Notwithstanding anything to the contrary contained herein, the Loan at no time shall exceed the lesser of (1) $32,500,000 and (2) 65% of Borrower’s construction costs and start-up working capital.

C.            Construction Facility -

(1)           Interest Rate - 30 day LIBOR plus 3.14 percent per annum (today the rate would be 5.41%).

(2)           Payment Schedule - Interest shall be payable monthly in arrears.

(3)           Use of Construction Proceeds - Proceeds shall be used for:

(a)           the cost of design and engineering for the Project preparing the site, constructing the building, and purchasing and installing equipment; and

(b)           the interest expense incurred and capitalized in accordance with Generally Accepted Accounting Principles (GAAP) during construction.

D.            Term Facility -

(1)           Interest Rate Options - The Borrower shall have the option of choosing (a) 30-day LIBOR plus 2.64 percent per annum (today the rate would be 5.21%), (b) Lender’s cost of funds plus 2.5 percent per annum (today the rate would be 5.07%) (c) a three-year adjustable of 6.19 percent per annum (if the Loan closed today), (d) a five-year adjustable rate of 7.09 percent per annum (if the Loan closed today), (e) a ten-year fixed rate of 7.44 percent per annum (if the Loan closed today), and (f) a ten-year fixed rate of 7.29 percent per annum (if the Loan closed today) subject, however, to the prepayment penalty set forth in paragraph 4 below. Other interest rate options are available and may or may not include prepayment penalties.

(2)           Payment Schedule - During the Term Facility the Borrower shall make forty level amortized quarterly payments based on the applicable interest rate on the Loan in order to completely repay the outstanding principal balance over the ten-year term. Payments shall commence on January 1, 2004, and conclude on October 1, 2013. Payments will be adjusted when the applicable interest rate changes in order to assure a complete amortization of the Loan by October 1, 2013. The entire unpaid principal balance evidenced by the Term Facility shall be due and payable no later than October 1, 2013.

(3)           Additiona1 Payments - In addition to the payments described above in paragraph (2) the Borrower shall also be required to make additional principal payments. In an amount equal to 25% of Borrower’s annual free cash flow. The term “free cash flow” shall be defined to mean Borrower’s annual earnings before interest, taxes, depreciation and amortization (EBITDA) less interest expense, mandatory debt retirement, and non-financed maintenance capital expenditures; provided the annual payments provided for in this paragraph shall not exceed $1,500,000 annually.

(4)           Prepayment - The Borrower may prepay all or part of the outstanding indebtedness under the Term Facility at any time without premium or penalty; provided, however, if Borrower selects an interest rate option with a prepayment penalty, Borrower shall pay that prepayment penalty as agreed upon in the Loan Documents.

(5)           Bio-Energy Credits - If Borrower receives bio-energy credits, Lender may require additional principal payments.

(6)           Start Up Working Capital - The parties agree that $4,558,000 of Term Facility will be used by Borrower as start up working capital.

E.             Collateral - The Loan shall be secured by a first and prior lien against the real property comprising the Project running in favor of the Lender, by a first priority security interest on all personal property which is a part of or related to the Project, by a collateral assignment of all management contracts, all supply contacts, all off-take contracts (including all contracting relating to marketing and sales), all railroad, trucking and other transportation contracts, all power contracts, and all other material contracts of the Borrower (together with the consent to such collateral assignments by all third parties to such contacts), and by such other collateral assignments, security interests and documents as may be deemed necessary by the Lender.

F.             Closing - The closing for the Loan shall be no later than April 1, 2002 (the “Closing”).

G.            Closing Conditions - All conditions precedent to the funding of the Construction Facility set forth in the Loan Agreement and other Loan Documents shall be satisfied by Borrower on or before the Closing.

H.            Fees - At Closing, the Borrower will pay Lender a closing fee of $243,750 (which is equal to 0.75% of the Loan). Within ten days of acceptance of this Conditional Loan Commitment, Borrower shall pay $24,375 of the closing fee to Lender (which shall be deemed fully earned at such time) with the balance due at Closing. In addition, the Borrower will pay Lender a quarterly fee in arrears equal to 0.25% of the unused amount of the Loan for the period from Closing to October 1, 2003.

II.            PRE-CLOSING REQUIREMENTS

                Upon acceptance of this Commitment by Borrower, Borrower shall submit to the Lender as soon as practical, but in no event later than twenty (20) days prior to Closing each of the following in form and substance acceptable to the Lender:

A.            Title Insurance - A title insurance commitment to insure the lien of the Lender’s first mortgage, in all respects acceptable to the Lender’s legal counsel and specifically, but without limitation, waiving the standard exceptions to title insurance relating to matters of survey, mechanic’s liens, and parties in possession.

B.            Survey - Three (3) copies of a current, certified survey of the Project prepared in a manner acceptable to the Lender, its counsel, and the title insurer.

C.            Insurance - Insurance containing the following coverages;

(1)           The Borrower shall keep the buildings, structures, fixtures, personal property, and other improvements now existing or hereafter erected or placed on the Project insured against loss by fire, perils of extended coverage, and such other hazards, casualties, and contingencies as required by Lender in an amount at least equal to the unpaid indebtedness secured by the mortgage outstanding at any given time. The policies shall include “all risk” coverage, and shall be satisfactory in form and substance to Lender. All insurance shall be carricd with companies approved by Lender, and the policies and renewals thereof shall (i) contain a waiver of defense based on co-insurance (ii) be assigned and pledged to Lender as additional security, and (iii) have attached thereto standard mortgagee and loss payee clauses in form acceptable to Lender.

(2)           If steam boilers or similar equipment for the generation of steam are located in, on or about the Project, the Borrower shall maintain insurance against loss or damage by explosion, rupture or bursting of such equipment and appurtenances thereto, without a co-insurance clause, in an amount satisfactory to Lender, and containing a standard mortgagee clause in form acceptable to Lender.

(3)           If the Project or any part thereof is located in a flood hazard area for which flood insurance is available, Borrower shall maintain flood insurance insuring the existing and contemplated improvements on the Project to the maximum limit of coverage made available, or in such lesser amount as Lender may in writing consent, and containing standard mortgagee and loss payee clauses in form acceptable to Lender.

(4)           Borrower shall maintain comprehensive general liability insurance naming Lender as an additional insured in an amount acceptable to Lender, insuring against claims arising from any accident or occurrence in or upon the Project.

All insurance policies shall be issued by companies approved by Lender, and shall provide at least 30 days notice to Lender prior to cancellation or non-renewal thereof. Borrower shall provide copies of all such insurance policies to Lender.

D.            Disbursement Schedule - Borrower’s estimated schedule for disbursement of the Construction Facility proceeds.

E.             Zoning - A letter satisfactory to Lender from appropriate governmental offices regarding zoning, building code, ordinance and all other federal, state, and local requirements for the Project.  Borrower shall have obtained all applicable permits and licenses for operation of the Project, including without limitation all air quality and water quality permits, prior to the conversion of the Construction Facility to the Term Facility.

F.             Utilities - Written confirmation of availability from the suppliers of water, storm, and sanitary sewer, gas, electric, and telephone utilities for the Project.

G.            UCC - UCC security interest searches from the appropriate office in Turner County, South Dakota, and from the office of the Secretary of State of South Dakota, covering the Borrower.

H.            Organizational Documents - A copy of Borrower’s organizational and governance documents certified by the South Dakota Secretary of State or the Borrower’s secretary, as applicable, together with evidence, reasonably satisfactory to the Lender, that Borrower has complied with all necessary filing requirements to permit Borrower to do business in the State of South Dakota, and evidence, reasonably satisfactory to the Lender, that Borrower has complied with such documents in executing this Commitment and the documents referred to herein.

I.              Equity - The Lender shall be satisfied in its reasonable discretion with the equity and capital structure of the Borrower, and that all applicable laws have been compiled with in raising such equity.

J.             Other - Such other agreements, documents, and exhibits, without limitation, which the Lender may require to assure compliance with the requirements of this Commitment.

                III.           CLOSING DOCUMENTATION

A.            Loan Documents -

The following documents (the “Loan Documents”) will be prepared by the Lender’s counsel in accordance with the terms of this Commitment. The parties shall execute the same and/or cause the same to be executed at C1osing.

(1)           A note in an original amount not to exceed Thirty-two million Five Hundred Thousand Dollars ($32,500,000).

(2)           A first mortgage upon fee title to the real property comprising the Project.

(3)           A general assignment of all leases of, rents from, and funds associated with the operation of the Project.

(4)           A security agreement evidencing a first security interest in all fixtures, equipment, and other personal property owned by Borrower located upon the Project or used or usable in connection with the development, operation and/or maintenance of the Project, and appropriate financing statements.

(5)           An assignment of the plans and specifications and an assignment of the Project architect’s agreement, along with written acknowledgment from the Project architect authorizing the Lender to rely on and utilize the Plans and agreement without additional charge, and further confirming to the Lender that, in the event of default, the Project architect will cooperate with the Lender regarding the completion of the Project.

(6)           An assignment of Borrower’s general construction contract for the Project and an agreement from the general contractor to honor and perform the same for the Lender in the event of default.

(7)           A loan agreement containing such representations, warranties, covenants, conditions, events of default, and such other provisions as are customary and satisfactory to Lender.

(8)           A disbursing agreement with the title company detailing the terms, conditions, and procedures for disbursing amounts under the Construction Facility.

(9)           The collateral assignments and consents described above in paragraph I.E.

(10)         Such other documents, licenses, permits, and items as the Lender may require.

The Lender may designate which of the Loan Documents are to be placed of record and the offices in which the same are to be recorded.  Borrower shall pay all documentary, recording and/or registration taxes and/or fees upon the Loan Document.

B.            Other Documents and Requirements -

The following further requirements shall be satisfied prior to Closing:

(1)           Borrower shall deliver a ALTA mortgagee’s policy of title insurance fully acceptable to Lender dated as of Closing and issued in accordance with the title insurance commitment approved by the Lender.

(2)           Borrower shall deliver an opinion from outside counsel for Borrower confirming compliance with the legal requirements of the laws of South Dakota and confirming such other matters as the Lender’s counsel may deem necessary.

(3)           Borrower shall deliver such other affidavits, statements, certificates, and forms from Borrower or third parties as may be required by Lender’s counsel.

(4)           All toxic or hazardous substances, hazardous wastes, pollutants or contaminants, including petroleum products, polychlorinated biphenyls and urea-formaldehyde, all as defined in any applicable state, local or federal statute, ordinance, code or regulation (collectively, “Substances”) shall be manufactured, stored and/or used by Borrower in strict compliance with all applicable laws.

(5)           Lender shall be provided with evidence satisfactory to Lender indicating that there are not presently any Substances on, about or beneath the surface of the real property comprising the Project.  In furtherance and not in limitation of the foregoing, the Borrower shall deliver a Phase One environmental assessment report to Lender prepared by a qualified certified testing laboratory acceptable to Lender.  If such Phase One report indicates a likelihood of the presence of any such Substances, the Lender, in its sole discretion, may require further tests and findings of the real property comprising the Project to perform such additional inspections, tests or borings.  Borrower shall be responsible for removing or causing to be removed prior to closing any and all Substances discovered on the real property comprising the Project.  Borrower shall be responsible for all costs and expenses in connection with the performance of the foregoing tests, the preparation of the report and the removal of any Substances from the real property comprising the Project.

(6)           The loan documentation shall provide and Borrower shall agree that if Lender determines at any time that asbestos containing materials exist on the real property comprising the Project and present a health hazard, or removal or containment of the asbestos containing materials or any other Substances from the real property comprising the Project is required by applicable governmental or regulatory authorities or pursuant to applicable laws or regulations, Lender may, in its sole discretion, require the removal or containment of such asbestos containing materials or any other Substances at Borrower’s expense.

(7)           There shall be at the time of Closing no action, proceeding or investigation pending or threatened (or any basis therefor) which involves the real property comprising the Project or which might materially adversely affect the condition, business or prospects of the Borrower or any of Borrower’s properties or assets, or which might adversely affect the Borrower’s ability to perform the obligations under the Loan documentation.

(8)           On or prior to Closing, the Borrower shall have obtained in a manner satisfactory to Lender $18,750,000 which shall serve as a part of Borrower’s equity funds for the Project.  The $18,750,000 must be paid into the Project prior to any disbursements of the Loan from the Lender.  Borrower has represented to Lender that it has applied for, and has received, a USDA grant of $401,700.  Borrower shall deliver a copy of such USDA approval to Lender.  In addition, Borrower has represented to Lender that it expects to receive tax increment financing (TIF) funds in the approximate amount of $1,345,300.  All such TIF money and the USDA grant must be paid into the Project prior to the conversion of the Construction Facility to the Term Facility.  In any case, if Borrower does not receive all of the funds expected from the USDA grant and the TIF funds, Borrower must have paid in a total of $20,500,000 of equity funds (including the actual TIF funds and USDA grant) prior to conversion to a Term Facility.

(9)           The Loan Documents shall contain financial covenants as follows:

(a)           Current ratio:  A minimum ratio of (i) total current assets to (ii) total current liabilities 1:1 on October 1, 2003 and thereafter, and 1.2:1 on or after October 1, 2004.

(b)           Leverage ratio:  A maximum ratio of (i) net worth to (ii) total assets of 0.4:1 on October 1, 2004, and thereafter.

(c)           Fixed charge coverage ratio: A minimum fixed charge coverage ratio of (i) earnings before interest, taxes, depreciation and amortization to (ii) the sum of interest, mandatory debt payments, non-financed maintenance capital expenditures, and equity distributions of 1.15:1 at all times.

(d)           Without the prior consent of Lender, capital expenditures shall not exceed $500,000 in any fiscal year of Borrower following completion of project.

(e)           Without the prior consent of Lender, annual distributions to the owners of Borrower shall not exceed 75% of Borrower’s pre-tax net income (after Borrower has made all required payments of principal and interest under the Loan Documents).  No distributions can be made if Borrower is (or would be) in default under the Loan Documents either prior to or after such distributions.

(10)         The Lender shall be reasonably satisfied with the management contract and the manager for operation of the Project.  The Lender shall have completed its due diligence of the Borrower, the Project, and all documents required to be delivered by Borrower hereunder, and the Lender shall be satisfied in its sole discretion therewith.

IV.           OTHER TERMS AND CONDITIONS

A.            No Sale or Liens – Borrower shall not voluntarily or involuntarily cause, suffer, or permit (1) any sale or transfer of any interest of Borrower, legal or equitable, in the Project, or (2) any mortgage, deed of trust, pledge, encumbrance, or lien to be imposed or remain outstanding on the Project or the granting of any security interest therein, except as granted by the Loan Documents and the permitted encumbrances listed in the mortgage, without, in each instance, obtaining the prior written consent of the Lender.

B.            Plans – No changes shall be made in the plans and specifications after the approval thereof by the Lender without the prior written consent of the Lender if such change would in any material way alter the design or structure of the Project, or decrease the Project cost as detailed in the sworn construction cost statement.  In any event, Borrower will furnish the Lender with two (2) copies of “as built” drawings upon completion of the Project.  All engineers and other personnel of Borrower’s general contractor shall be reasonably satisfactory to Lender, and Borrower shall provide the qualifications of such individuals to Lender for Lender’s review upon request.

C.            Architect – If a default or event of default occurs under any of the Loan Documents, (a) the Lender may retain an independent architect or engineer to review and approve the plans, soil reports, construction contracts and subcontracts, cost figures, and sworn construction cost statement; (b) the Lender may request the inspecting architect to inspect all work for which payment is requested and all other work upon the Project, review all draw request, and approve such work and draw requests prior to each disbursement of Loan proceeds; and (c) neither Borrower nor any third party shall have the right for any purpose to use or rely upon the reports of the inspecting architect, whether they are made prior to or subsequent to the commencement of construction of the improvements.

D.            Costs – Borrower shall pay all attorneys’ fees (including, without limitation, fees of the Lender’s counsel), the inspecting architect’s fees, and all other expenses incurred by the Lender or Borrower in connection with the issuance of this Commitment, preparation of the Loan Documents, and the making, closing, repayment and/or transfer of the Loan, whether or not the Loan closes.

E.             Additional Information – Borrower shall furnish promptly such additional information as shall be requested by the Lender, including, but not limited to, interim financial statements within 30 days of the end of each monthly period and audited financial statements for Borrower, within one hundred twenty (120) days following the end of each fiscal year thereof. Borrower represents that all financial information heretofore furnished to the Lender, and to be furnished to the Lender, is and will be accurate and not misleading in any respect.

F.             Disbursement – Disbursement of the Loan proceeds shall be made in accordance with the Lender’s form of disbursing agreement, and in a manner which will always preserve the first lien status of the mortgage.  With respect to any draws under the Construction Facility for payment of amounts owed under construction contacts, disbursements shall also be subject to a retainage in an amount equal to or at least two percent (2%) of each draw until such time as the Project is fifty percent (50%) completed.  Retainages required for subcontracts will be released upon certification to the Lender by the project architect that the work described in such subcontract has been completed.

G.            No Assignment – Without the prior written consent of the Lender, Borrower’s rights under this Commitment may not be assigned. This Commitment sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings with respect thereto, except that all representations made by Borrower to the Lender with respect to the subject matter hereof shall survive this Commitment.  No modification or waiver of any provision of this Commitment shall be effective unless set forth in writing and signed by the parties hereto.

H.            Participations – The Lender may arrange for other lenders to purchase or to participate with the Lender in the Loan, and the Lender shall be entitled to retain any compensation received from any such other lender. The Lender’s obligation to advance any amounts under the Loan is expressly conditioned upon the Lender’s receipt of participations in the Loan in such amounts as are satisfactory to Lender in its sole discretion.

I.              Funding Bank – The Lender’s obligation to advance any amounts under the Loan is expressly conditioned upon the approval of Lender’s funding bank (AgriBank).

J.             Choice Of Law – Except to the extent otherwise provided in the Loan Documents, the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of North Dakota.

K.            Expiration of Commitment – This Commitment shall expire and be null and void on December 1, 2001, unless an accepted copy of this Commitment is received by the Lender prior to said expiration date.

L.             Signs – The Lender may, if it so desires, place a sign or signs of reasonable size on the land indicating that the Lender is providing financing for the Project.

M.           No Early Start –  As an express condition to the Closing, and prior to the record date of the Lender’s Loan Documents, no mechanics lien or other encumbrance shall have been filed or exist against the real estate comprising the Project as a result of:

(1)           work on or construction of the Project;

(2)           materials delivered to the land for use or construction thereon;

(3)           the filing of a construction contract or any memorandum thereof for record; or

(4)           the filing of an affidavit or other evidence of any oral agreement for the construction of any improvements, performance of labor, furnishing of materials, or providing of specially fabricated materials in connection with the Project.

N.            Borrower’s Full Compliance – Lender’s obligation to make the Loan is conditioned upon Borrower’s performance of each and every obligation and covenant and the accuracy of each representation and warranty contained in this letter, and Lender’s obligations hereunder may, at the Lender’s option, be terminated, whether or not this offer to lend has been accepted by Borrower, by written notice to Borrower at the above address if (1) there is any material adverse change in the  security for the Loan or in the Borrower, (2) any information, representation or warranty furnished to the Lender in connection with the Loan shall have contained at the time made or furnished or at any time thereafter any untrue statement or at any such time shall have omitted to state any fact necessary to make the application or any such information, representation or warranty not materially misleading, (3) the Borrower fails to deliver properly executed Loan Documents, or perform any of the terms, conditions or agreements of this offer to lend, (4) in the reasonable judgment of the Lender any condition contained herein or in the Loan Documents cannot be fulfilled by Closing, (5) a petition in bankruptcy or insolvency is filed by or against the Borrower or an assignment for the benefit of creditors is made by Borrower which is not withdrawn or dismissed, cancelled and/or terminated within sixty (60) days after the filing of the same or entry into the same, or (6) the Project, or any part thereof, shall be taken by condemnation or shall be materially damaged by fine or other casualty.

O.            Default – Upon the occurrence of a default under any Loan Document, the Lender shall have the right to declare the entire unpaid principal balance of and all unpaid accrued interest on the Loan to be immediately due and payable.

P.             Advances –  The Lender shall not be required to make any advances or authorize any disbursements of Loan proceeds until the conditions and requirements set forth in this Commitment have all been completed and fulfilled to the satisfaction of the Lender.  However, the Lender may make advances and authorize disbursements prior to completion and fulfillment of any or all of such conditions and requirements, without waiving its right to require such completion and fulfillment before additional advances are made or additional disbursements are authorized.

Q.            Survival of Warranties and Agreements – All of the representations, warranties and agreement made herein, in any application for the Loan, or in connection with the Loan shall survive the Closing and inure to the benefit of the Lender, its successors and assigns.

R.            Right to Inspect – As long as this offer to lend, or any Loan pursuant thereto, is in force and effect, the Lender shall have the right at all reasonable times to inspect the Project.

S.             Notices – Borrower shall provide immediate written notice to Lender of any adverse developments with respect to the construction and/or operation of the Project.

LENDER

AG COUNTRY FARM CREDIT SERVICES

By:	/s/ Denny DeVos
Title:	Senior Vice President
Agribusiness Finance

The foregoing Commitment is hereby accepted by the Borrower as of the date shown below.

Dated:	11/07/01
BORROWER:

GREAT PLAINS ETHANOL, LLC.

		By:	/s/ Darrin Ihnen